Exhibit 99.1

GSI GROUP COMPLETES ACQUISITION OF EXCEL TECHNOLOGY

BEDFORD, MA – August 29, 2008: GSI Group Inc., (Nasdaq: GSIG) today announced today that it has completed its acquisition of Excel Technology, Inc. (“Excel”) pursuant to a short-form merger in which an indirect wholly owned acquisition subsidiary of GSI was merged with and into Excel, with Excel continuing as the sole surviving corporation and as an indirect wholly owned subsidiary of GSI. GSI previously announced the acquisition of approximately 92.78% of Excel’s outstanding common stock pursuant to a cash tender offer. In connection with the merger, all outstanding shares of Excel’s common stock not tendered in the tender offer (other than shares as to which appraisal rights are properly demanded under Delaware law, if any), were converted into the right to receive the same $32.00 cash per share, without interest, that was paid in the tender offer. As a result of the merger, Excel’s common stock will no longer be traded on the Nasdaq Stock Market or any other public trading market.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).